Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Questcor Pharmaceuticals, Inc. of our report dated March 14, 2008, relating to the consolidated financial statements of Questcor Pharmaceuticals, Inc. included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated March 14, 2008, relating to the financial statement schedule which appears in such Annual Report on Form 10-K.
/s/ Odenberg, Ullakko, Muranishi & Co. LLP
San Francisco, California
May 28, 2008